                                  SCHEDULE 13D

CUSIP NO.  093546 10 9                            PAGE 20 OF 87



ITEM 1    SECURITY AND ISSUER

     SECURITY:      Common Stock, $.01 par value per share
     ISSUER:        Bliss & Laughlin Industries Inc.
                    281 East 155th Street
                    Harvey, IL  60426

ITEM 2    IDENTITY AND BACKGROUND

     1.   a.   Gregory H. Parker
          c.   President and Chief Executive Officer

     2.   a.   Gregory H. Parker
               Irrevocable Trust dated October 31, 1988,
               Roger G. Fein, Trustee
               c/o 225 West Wacker Drive
               Chicago, IL  60606
          c.   Not Applicable
          f.   Illinois

     3.   a.   F. Elizabeth Parker
          c.   Spouse of Gregory H. Parker, Homemaker

     4.   a.   Anthony J. Romanovich
          c.   Senior Vice President

     5.   a.   Barbara A. Romanovich
          c.   Spouse of Anthony J. Romanovich, Homemaker

     6.   a.   George W. Fleck
          c.   Vice President Finance/Secretary-Treasurer

     7.   a.   Joan E. Fleck
          c.   Spouse of George W. Fleck, Homemaker

     8.   a.   Gerald E. Brady
          c.   Vice President Engineering/Operations

     9.   a.   Carole E. Brady
          c.   Spouse of Gerald E. Brady, Homemaker

     10.  a.   William P. Daugherty Trust dated May 11, 1989,
               William P. Daugherty, Trustee
          c.   Not Applicable
          f.   Illinois

     11.  a.   Ellen L. Daugherty Trust dated May 11, 1989
               Ellen L. Daugherty, Trustee
          c.   Not Applicable
          f.   Illinois

CUSIP NO.  093546 10 9                            PAGE 21 OF 87


     12.  a.   Michael A. DeBias
          c.   Vice President Purchasing


     13.  a.   Chester J. Pucilowski
          c.   Vice President Operations - Bliss & Laughlin Steel
               Company, 900 West Smith Road, Medina, OH


     14.  a.   Geraldine Pucilowski
          c.   Spouse of Chester J. Pucilowski, Homemaker

     15.  a.   Richard M. Bogdon
          c.   Vice President Human Resources

     16.  a.   Phyllis Bogdon
          c.   Spouse of Richard M. Bogdon, Homemaker

     17.  a.   Carl H. Laib
          c.   Plant Manager
               Tufts Grinding
               79 East 34th Street
               Chicago Heights, IL  60411

     18.  a.   Richard W. Ressler
          c.   Eastern Division Sales Manager

With respect to Item 1(b), unless otherwise noted above, the business address of each of the individuals listed above is:

          Bliss & Laughlin Industries Inc.
          281 East 155th Street
          Harvey, IL  60426

With respect to Item 2(c) unless otherwise noted all occupations are with Bliss & Laughlin Industries Inc. or its wholly owned subsidiary, Bliss & Laughlin Steel Company.

With respect to Items 2(d) and (e) for each of the parties listed above, the response is:

          Not applicable

With respect to Item 2(f), for each of the individuals listed above, the response is:

          United States citizen

ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATIONS

CUSIP NO.  093546 10 9                            PAGE 22 OF 87

          Not applicable

ITEM 4    PURPOSE OF TRANSACTION

     This Schedule 13D is being filed by fifteen individuals and three trusts who might be deemed to comprise a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. The fifteen individuals are current or former officers of Bliss & Laughlin Industries Inc. (BLI) or its wholly owned subsidiary, Bliss & Laughlin Steel Company (BLS) and the three trusts are trusts established for the benefit of certain of the aforementioned individuals and their families. The parties making this filing are collectively referred to herein as the "Management Stockholders." As of September 16, 1995 BLI entered into an Agreement and Plan of Merger ("Merger Agreement") with BRW Steel Corporation ("BRW") and B & L Acquisition Corporation ("Acquisition Sub"), a wholly-owned subsidiary of BRW, which contemplates Acquisition Sub being merged with and into BLI as the surviving corporation ("the Merger") and each outstanding share of common stock of BLI being converted into the right to
receive $7.75 net to each stockholder.   The Merger Agreement is subject to,
among other things, obtaining regulatory approvals, BRW obtaining necessary financing and the approval of the stockholders of BLI at a special meeting to be called for that purpose. As a condition to its willingness to enter into the Merger Agreement, BRW required that certain Management Stockholders sign a Stock Option Agreement providing, among other things, that the signers grant an option to BRW to purchase an aggregate of 774,059 of their shares of common stock of BLI (19.5% of BLI's issued and outstanding shares of common stock) for a purchase price of $7.75 per share, or such higher price as Acquisition Sub may pay for a share of common stock of BLI in connection with the Merger and vote their shares in favor of the merger with BRW. A copy of the Stock Option Agreement is attached hereto as Exhibit A. Such Management Stockholders have entered into the Stock Option Agreement and the shares covered by such option have been placed in escrow pursuant to a Stockholder Escrow Agreement with LaSalle National Trust N.A. acting as escrow agent.

     Such Management Stockholders are also parties to that certain Right of First Refusal and Standstill Agreement ("Standstill Agreement") dated May 11, 1990 among BLI, Stelco Inc. ("Stelco"), a Canadian corporation, and the Management Stockholders named therein. Stelco is the owner of 39% of BLI's outstanding common stock. Pursuant to the Standstill Agreement, Stelco has a right of first refusal for five business days after it is given notice of the desire of the Management Stockholders to transfer their BLI shares, to purchase their shares for the price proposed to be paid by the intended transferee. On September 16, 1995, such notice was given to Stelco by the Management Stockholders. A copy of the Standstill Agreement is attached hereto as Exhibit C.

CUSIP NO.  093546 10 9                            PAGE 23 OF 87


     On September 22, 1995, Stelco filed a lawsuit in the United States District Court for the Northern District of Illinois against the Management Stockholders claiming, among other things, that they gave ineffective notice and did not
supply requested information.   Stelco sought, among other things, a declaration
that the five business day time period within which to exercise their right of first refusal would not commence until such information was furnished, and that they could exercise their right severally, rather than jointly as the Management Stockholders claimed. Plaintiffs request for a temporary restraining order was denied on September 22, 1995; but the case has been continued for further hearings. Thereafter, on September 22, 1995, the Management Stockholders withdrew their notice.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

     a-b. The fifteen individuals and three trusts who might be deemed to comprise a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and who are making this filing beneficially own in the aggregate, 1,520,759 shares of common stock, par value $.01 per share, of the issuer representing thirty-eight percent (38%) of the issued and outstanding common stock of the issuer. The fifteen individuals and three trusts making this filing have granted an option to BRW to purchase an aggregate of 774,059 of their shares of common stock of BLI, representing 19.5% of BLI's issued and outstanding shares of common stock. Information concerning the number of shares of common stock beneficially owned by each person constituting a member of the group is contained in the respective cover pages of this Schedule 13D. Information concerning the number of shares which are subject to the option to BRW is continued in Schedule B to the Stockholder Escrow Agreement which is attached hereto as Exhibit B-1.

     c.   Not applicable

     d.   None

     e.   Not applicable

ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER


          The fifteen individuals filing this Schedule 13D are officers, former officers (or their spouses) of Bliss & Laughlin Industries Inc. or BLS. The three trusts filing this Schedule 13D are trusts established for the benefit of certain of the aforementioned individuals (and their families).

CUSIP NO.  093546 10 9                            PAGE 24 OF 87


     The Management Stockholders have granted an option to BRW to purchase, in the aggregate, 774,059 shares of common stock of BLI. SEE Item 4. A copy of the Stock Option Agreement is attached hereto as Exhibit A.

     The Management Stockholders have agreed to deposit certain BLI common stock beneficially owned by them in escrow pursuant to a Stockholder Escrow Agreement. SEE Item 4. A copy of the Stockholder Escrow Agreement executed by all of the Management Stockholders except Mr. Parker, is attached hereto as Exhibit B-1. A copy of the Stockholder Escrow Agreement executed by Mr. Parker is attached hereto as Exhibit B-2.

     The Management Stockholders and Stelco are parties to the Standstill Agreement attached hereto as Exhibit C.


ITEM 7    MATERIAL TO BE FILED AS EXHIBITS


          Exhibit A. Stock Option Agreement
          Exhibit B-1. Stockholder Escrow Agreement
          Exhibit B-2. Stockholder Escrow Agreement (Parker)
          Exhibit C. Right of First Refusal and Standstill
                     Agreement

                                    SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Date:     September 25, 1995



                                        /s/ GREGORY H. PARKER
                                        -----------------------------------
                                        Gregory H. Parker


                                        /s/ F. ELIZABETH PARKER
                                        -----------------------------------
                                        F. Elizabeth Parker


                                        -----------------------------------
                                        Roger G. Fein, as Trustee of the
                                        Gregory H. Parker Irrevocable Trust
                                        dated October 31, 1988


                                        /s/ ANTHONY J. ROMANOVICH
                                        -----------------------------------
                                        Anthony J. Romanovich


                                        /s/ BARBARA A. ROMANOVICH
                                        -----------------------------------
                                        Barbara A. Romanovich


                                        /s/ GEORGE W. FLECK
                                        -----------------------------------
                                        George W. Fleck


                                        /s/ JOAN E. FLECK
                                        -----------------------------------
                                        Joan E. Fleck


                                        /s/ GERALD E. BRADY
                                        -----------------------------------
                                        Gerald E. Brady

                                    SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     September 25, 1995



                                        -----------------------------------
                                        Gregory H. Parker


                                        -----------------------------------
                                        F. Elizabeth Parker


                                        /s/ ROGER G. FEIN, AS TRUSTEE
                                        -----------------------------------
                                        Roger G. Fein, as Trustee of the
                                        Gregory H. Parker Irrevocable Trust
                                        dated October 31, 1988


                                        -----------------------------------
                                        Anthony J. Romanovich


                                        -----------------------------------
                                        Barbara A. Romanovich


                                        -----------------------------------
                                        George W. Fleck


                                        -----------------------------------
                                        Joan E. Fleck


                                        -----------------------------------
                                        Gerald E. Brady

                                        /s/ CAROLE A. BRADY
                                        -----------------------------------
                                        Carole A. Brady


                                        /s/ WILLIAM P. DAUGHERTY
                                        -----------------------------------
                                        William P. Daugherty, as Trustee
                                        of the William P. Daugherty Trust
                                        dated May 11, 1989


                                        /s/ ELLEN L. DAUGHERTY
                                        -----------------------------------
                                        Ellen L. Daugherty, as Trustee of
                                        the Ellen L. Daugherty Trust dated
                                        May 11, 1989


                                        /s/ MICHAEL A. DEBIAS
                                        -----------------------------------
                                        Michael A. DeBias


                                        /s/ RICHARD M. BOGDON
                                        -----------------------------------
                                        Richard M. Bogdon


                                        /s/ PHYLLIS BOGDON
                                        -----------------------------------
                                        Phyllis Bogdon


                                        /s/ CARL H. LAIB
                                        -----------------------------------
                                        Carl H. Laib


                                        -----------------------------------
                                        Richard W. Ressler


                                        -----------------------------------
                                        Chester J. Pucilowski


                                        -----------------------------------
                                        Geraldine Pucilowski

                                        -----------------------------------
                                        Carole A. Brady


                                        -----------------------------------
                                        William P. Daugherty, as Trustee
                                        of the William P. Daugherty Trust
                                        dated May 11, 1989


                                        -----------------------------------
                                        Ellen L. Daugherty, as Trustee of
                                        the Ellen L. Daugherty Trust dated
                                        May 11, 1989


                                        -----------------------------------
                                        Michael A. DeBias


                                        -----------------------------------
                                        Richard M. Bogdon


                                        -----------------------------------
                                        Phyllis Bogdon


                                        -----------------------------------
                                        Carl H. Laib


                                        /s/ RICHARD W. RESLER
                                        -----------------------------------
                                        Richard W. Resler


                                        /s/ CHESTER J. PUCILOWSKI
                                        -----------------------------------
                                        Chester J. Pucilowski


                                        /s/ GERALDINE PUCILOWSKI
                                        -----------------------------------
                                        Geraldine Pucilowski

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                         Bliss & Laughlin Industries Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                             Common Stock, Par Value $.01
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  093546 10 9
           --------------------------------------------------------
                                 (CUSIP Number)

      Roger Fein, 225 W. Wacker Drive, Chicago, IL 60606  (312) 201-2536
      ------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 16, 1995
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement /x/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 093546 10 9                                       Page 2 of 87 Pages


- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Gregory H. Parker

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       279,729
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              279,729
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              279,729
- -------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 3 of 87 Pages


- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Roger G. Fein, as Trustee of the Gregory H. Parker Irrevocable
            Family Trust under Trust Agreement dated October 31, 1988
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Illinois
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       150,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              150,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              150,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.8%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

        00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 4 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               F. Elizabeth Parker

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       50,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              50,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               50,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.3%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 5 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Anthony J. Romanovich

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       157,532
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              157,532
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              157,532
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 6 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Barbara A. Romanovich

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       53,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              53,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               53,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.3%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 7 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 George W. Fleck

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       141,892
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              141,892
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              141,892
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.6%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 8 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Joan E. Fleck

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       50,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              50,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               50,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.3%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 9 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Gerald E. Brady

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       70,281
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              70,281
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               70,281
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.8%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 10 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Carole A. Brady

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       45,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              45,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               45,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.1%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 11 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       William P. Daugherty, as Trustee of the William P. Daugherty Trust
                               dated May 11, 1989
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Illinois
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       65,281
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              65,281
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               65,281
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.6%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 12 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ellen L. Daugherty, as Trustee of the Ellen L. Daugherty Trust
                               dated May 11, 1989
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Illinois
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       50,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              50,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               50,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.3%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 13 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Michael A. DeBias

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       115,281
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              115,281
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             115,281
- ------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         2.9%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                          IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 14 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Chester J. Pucilowski

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       58,281
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              58,281
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               58,281
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.5%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                   IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 15 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Geraldine Pucilowski

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                      57,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              57,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               57,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.4%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                     IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 16 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Richard M. Bogdon

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       42,200
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              42,200
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               42,200
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.1%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                    IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 17 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Phyllis Bogdon

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       20,000
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              20,000
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               20,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0.5%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                    IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 18 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Carl H. Laib

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       57,641
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              57,641
                       --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               57,641
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.5%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                    IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 093546 10 9                                       Page 19 of 87 Pages

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Richard W. Ressler

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  / /

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY


- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

                                 Not applicable
- -------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States citizen
- -------------------------------------------------------------------------------
                       (7) SOLE VOTING POWER
NUMBER OF
 SHARES                                       57,641
BENEFICIALLY           --------------------------------------------------
OWNED BY               (8) SHARED VOTING POWER
  EACH
REPORTING                                        0
PERSON                 --------------------------------------------------
  WITH                 (9) SOLE DISPOSITIVE POWER

                                              57,641
                      --------------------------------------------------
                       (10) SHARED DISPOSITIVE POWER

                                                 0
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               57,641
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 1.5%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                    IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.